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                                                                                                                      EXHIBIT 11
                                            PARK-OHIO INDUSTRIES, INC. AND SUBSIDIARIES
                                        COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE


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                                                                                       YEAR ENDED DECEMBER 31
                                                                                       ----------------------
                                                                       1994                     1993                     1992
                                                                       ----                     ----                     ----
         Income (loss)                                             $12,484,347              $ 6,031,419              $(7,655,007)
         Less Preferred Stock dividend requirements                        -0-                   27,362                   28,028
                                                                   -----------              -----------              -----------
                                                                    12,484,347                6,004,057               (7,683,035)
         Amortization of imputed goodwill
           associated with the earnout shares                         (397,800)                     -0-                      -0-
         Cumulative effect of change in
           accounting principle                                            -0-                      -0-              (26,891,174)
         Net income (loss) related to
           shareholders of Common Stock
                                                                   -----------              -----------              -----------
           (Primary)                                                12,086,547                6,004,057              (34,574,209)
         Interest associated with convertible
           senior subordinated debentures                            1,009,000                      -0-                      -0-
         Net income (loss) related to
           shareholders of Common Stock
                                                                   -----------              -----------              -----------
           (Fully Diluted)                                         $13,095,547              $ 6,004,057             $(34,574,209)
                                                                   ===========              ===========              ============

         Primary Computation:
           Average shares outstanding                                7,237,195                6,529,226                6,006,789
           Effect of Kay Home Products, Inc.
             earnout shares deemed to be issued                        509,473                      -0-                      -0-
           Effect of General Aluminum Mfg. Company
             earnout shares deemed to be issued                        187,500                      -0-                      -0-
           Effect of dilutive stock options
             based on the treasury stock
             method using the average market
             price for the period                                      157,854                  112,814                      -0-
                                                                   -----------              -----------              -----------
                  Total Shares Used in Primary
                    Computation                                      8,092,022                6,642,040                6,006,789
                                                                   ===========              ===========              ===========

         Per share of Common Stock:
           Income (loss)                                           $      1.49              $       .90              $     (1.28)
           Cumulative effect of change in
             accounting principle                                          -0-                      -0-                    (4.48)
                                                                   -----------              -----------              ------------
                  Net Income (loss)                                $      1.49              $       .90              $     (5.76)
                                                                   ===========              ===========              ============

         Fully Diluted Computation:
           Average shares outstanding per
             primary computation above                               8,092,022                6,642,040                6,006,789
           Additional effect of dilutive
             stock options based on the
             treasury stock method using
             the year-end market price, if
             higher than the average market
             price                                                        -0-                    24,177                      -0-
           Effect of assuming conversion of
             the convertible subordinated
             debentures                                                723,258                      -0-                      -0-
           Effect of assuming conversion of
             the $.75 Cumulative Convertible
             Preferred Stock (weighted
             average)                                                      -0-                   39,274                   74,742
                                                                   -----------              -----------              -----------
                  Total Shares Used in Fully
                    Diluted Computation                              8,815,280                6,705,491                6,081,531
                                                                   ===========              ===========              ===========

         Per share of Common Stock:**
           Income (loss)                                           $      1.49              $       .90              $     (1.26)
           Cumulative effect of change in
             accounting principle                                          -0-                      -0-                    (4.42)
                                                                   -----------              -----------              ------------
                  Net income (loss)                                $      1.49              $       .90              $     (5.68)
                                                                   ===========              ===========              ============

**Disclosure not presented in consolidated statement of operations because the effect is either anti-dilutive or not material.
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